EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into on May 19, 2023 and effective as of April 19, 2023, by and between Vinco Ventures, Inc., a Nevada corporation (the "Company"), and James Robertson ("Executive").

WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer and Executive wishes to accept and agree to such employment under the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position and Duties.

    a. Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). Executive shall primarily work out of the Company's offices and/or his personal offices or residence located in New York City, New York (the "Executive's Office"). Executive shall, without further compensation, serve as a director or officer of one or more of the Company's subsidiaries or affiliates if so elected or appointed from time to time.

    b. Executive shall have such duties, authority and responsibilities as are consistent with the role of President and Chief Executive Officer and as may be set forth in the Bylaws of the Company. Executive shall devote a substantial amount of his business time to the performance of his duties hereunder, but such requirement shall not prevent Executive from (i) serving as a member of the board of directors of unaffiliated companies, (ii) serving on civic, charitable, educational, religious, public interest or public service boards, (iii) managing Executive's personal and family investments, and (iv) engaging in or having an ownership interest in other businesses. Executive has disclosed, in writing, to the Company each business or entity in which he is invested or with which he is involved (collectively, the "Outside Activities"). A list of these Outside Activities is attached as Exhibit 1. The Company shall permit Executive to continue to engage in the Outside Activities provided that Executive discloses to the Board, in writing, any actual or potential conflict of interest arising out of any such Outside Activity and no such Outside Activity materially interferes with Executive's ability to perform his responsibilities hereunder. Executive shall not engage in any other Outside Activities without the Board's written permission, provided that the Board may withhold such permission only on the basis of the considerations described in the immediately preceding sentence.

2. Term. Executive's employment hereunder shall commence on the date hereof (the "Effective Date") and continue through the fifth (5th) anniversary of the Effective Date (the "Expiration Date"), unless terminated earlier by the Company or Executive pursuant to Section 4 hereof (the "Initial Term"). Thereafter, this Agreement shall automatically renew, and the Term shall be extended for additional consecutive terms of one (1) year (each a "Renewal Term" and together with the Initial Term, the "Term"), unless such renewal is objected to by either the Company or Executive upon written notice delivered not less than ninety (90) days prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the Expiration Date.

3. Compensation and Related Matters.

a. Base Salary. Executive's initial annual base salary shall be $425,000 (as the same may be increased hereunder, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll procedures in effect from time to time. On each anniversary of this Agreement the base salary will increase no less than $25,000 ("minimum increase"). The Board shall review the Base Salary annually and may increase the Base Salary by more than the minimum increase. In no event shall Executive's Base Salary be reduced to an amount that is less than the amount he was receiving at such time, without Executive's advance written consent.

b. Annual Bonus. For each calendar year during the Term, Executive will be eligible to receive an incentive cash bonus (the "Annual Bonus"). Executive's target Annual Bonus shall be no less than twenty five percent (25%) of his then effective Base Salary. The actual amount of Executive's Annual Bonus shall be based on performance criteria (the "Performance Criteria") established by the Board or an appropriate Board committee, which shall be no less favorable to Executive than to other senior executive officers of the Company generally and may be higher than the target Annual Bonus. The Annual Bonus will be paid no later than the 75th day following the end of the fiscal year to which the Annual Bonus relates. Executive's target annual incentive equity award (the "Annual Equity Award") shall be no less than two hundred percent (200%) of his then effective Base Salary. The dollar amount of Executive's Annual Equity Award shall be based on the Performance Criteria and may be higher than the target Annual Equity Award. Notwithstanding the foregoing, for 2023, Executive's Annual Bonus shall be $425,000, payable on or before December 29, 2023. With respect to the Annual Equity Award, the Company provides our Executives with the opportunity to earn a grant of Restricted Stock Units (RSUs) which are convertible into common stock. For each calendar year for which this Agreement is effective, the Executive shall be granted a number of RSUs as the Annual Equity Award equal to (i) the dollar amount of the grant divided by (ii) 110% of the VWAP of one share of the Company's common stock for the 30 trading days immediately preceding the date of grant) (the "Compensating Shares") on or before March 15th of the calendar year immediately following the year for which the award is granted, subject to the vesting schedule described below ("Vesting Schedule"). For avoidance of doubt: each year, the Compensating Shares shall vest in six equal amounts on the last day of each of the six calendar quarters immediately subsequent to the calendar quarter in which the grant is awarded. Notwithstanding the foregoing, for the calendar year ended December 31, 2023, the amount of the RSU grant shall be $425,000 for purposes of determining the number of Compensating Shares, and the Vesting Schedule shall be four calendar quarters instead of six. Any equity compensation award made under this Agreement shall be subject to the Company's receipt of all approvals required by applicable law or the rules of the Principal Market, and the terms of the Company's then effective incentive compensation plan (the "Incentive Plan") and an Award Agreement on customary terms entered into between Executive and the Company pursuant to the Incentive Plan.

c. Special Milestone Bonuses. In addition to any other compensation to which Executive is entitled, upon the Company initially attaining any of the milestones set forth on Schedule 1 hereof, Executive will be entitled to equity compensation awards ("Equity Awards") calculated in accordance with Schedule 1.

d. Signing Bonuses. Upon the execution of this Agreement, Executive shall become entitled to receive a one-time equity award of RSUs, in an amount to be determined upon the mutual agreement of the Board and Executive no later than July 1, 2023, which award shall vest in its entirety on January 31, 2025.

e. Participation in Other Compensation Plans and Programs. In addition to the foregoing, Executive shall be entitled to participate in all bonus or other compensation programs adopted by the Company and applicable generally to senior executives of the Company.

f. Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business-related expenses incurred in connection with the performance of Executive's duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executives. Executive shall be entitled, though not required, to travel first class or business class on all domestic and international flights.

g. Life Insurance. Subject to Executive cooperating in the underwriting process, the Company shall, during the Term, pay the premiums of a life insurance policy on the life of Executive, providing coverage in the amount of $1,500,000, with the associated death benefits to be payable to a beneficiary chosen by Executive.

h. Other Benefits. Executive shall be entitled to participate in all health, welfare, insurance, pension, savings and retirement plans, practices, policies, programs and perquisites of employment available generally to senior executives of the Company. Executive shall be entitled to accrue up to thirty five (35) paid vacation days in each year, with up to twenty (20) unused vacation days rolled forward to future years.

4. Termination.

a. Death. Executive's employment hereunder shall terminate upon his death.

b. Disability. The Company may terminate Executive's employment if Executive becomes subject to a Disability. For purposes of this Agreement, "Disability" means Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any consecutive 12-month period.

c. Termination by Company for Cause. The Company may terminate Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean conduct that: (i) results in Executive being convicted of, or pleading guilty or nolo contendere to, a felony or a lesser crime relating to the affairs of the Company of which fraud, embezzlement, or moral turpitude is a material element, (ii) is a material breach of this Employment Agreement, (iii) constitutes willful or reckless misconduct in the performance of Executive's duties, or (iv) constitutes the habitual neglect of Executive's duties (other than due to physical or mental incapacity, to substantially perform his duties and responsibilities) after receiving notice from the Board and a reasonable opportunity to cure; *provided, however*, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company

(without any intent by Executive to gain, directly or indirectly, a profit to which he was not legally entitled).

d. Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason by providing written notice of same to the Company. For purposes of this Agreement, "Good Reason" means: (i) a material reduction in Executive's Base Salary or other material breach by the Company of Section 3; (ii) the assignment to Executive of any duties materially inconsistent with such position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Effective Date, or any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (iii) the requirement that Executive relocate his primary place of employment more than 30 miles from Executive's Office (unless such location is closer to Executive's primary residence); (iv) the Company's material breach of its obligations under this Agreement or any other agreement between Executive and the Company; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; *provided, however,* that for purposes of clauses (i) through (v) above, the Company shall have ten (10) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct.

e. Expiration. Executive's employment shall terminate on the Expiration Date.

f. Termination by the Company without Cause or by Executive without Good Reason. The Company may terminate Executive's employment without Cause or the Executive may terminate his employment without Good Reason, in each case upon written notice to the other party, with any such termination by either party to be effective on the Termination Date.

g. Termination Date. The "Termination Date" means: (i) if Executive's employment is terminated by his death under Section 4.a, the date of his death; (ii) if Executive's employment is terminated on account of his Disability under Section 4.b, the date on which the Company provides Executive a written termination notice; (iii) if the Company terminates Executive's employment for Cause under Section 4.c, the date on which the Company provides Executive a written termination notice, subject to any applicable cure period in which case the date on which the Company provides Executive a written termination notice following the end of such cure period; (iv) if the Company terminates Executive's employment without Cause under Section 4.f, ninety (90) days after the date on which the Company provides Executive a written termination notice; (v) if Executive resigns his employment without Good Reason under Section 4.f, thirty (30) days after the date on which Executive provides the Company a written termination notice; (vii) if Executive resigns his employment with Good Reason under Section 4.d, the date on which Executive provides the Company a timely written termination notice, except the Termination Date shall be the last day of the relevant 10-day cure period, if applicable; and (viii) the Expiration Date if Executive's employment terminates under Section 4.e.

5. Compensation upon Termination.

a. Termination by the Company for Cause; by Executive without Good Reason; or upon the Expiration Date following Executive's election not to Renew. If Executive's employment with the Company is terminated by the Company pursuant to Section 4.c or by Executive pursuant to Section 4.e or 4.f, the Company shall pay or provide to Executive the following amounts through the applicable Termination Date: any earned but unpaid Base Salary or bonus; unpaid expense reimbursements; and the value of any accrued and unused vacation days (collectively, the "Accrued Obligations"), in each case on or before the time required by law but in no event more than thirty (30) days after the Termination Date.

b. Death; Disability. If Executive's employment terminates because of his death as provided in Section 4.a or because of a Disability as provided in Section 4.b, then Executive (or his authorized representative or estate) shall be entitled to the following:

i. the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than thirty (30) days after the applicable Termination Date);

ii. a pro-rata portion of Executive's Annual Bonus, if any, for the fiscal year in which Executive's termination occurs (determined by multiplying the target amount of such bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company;

iii. vesting of all of Executive's outstanding equity-incentive awards subject to time-based vesting criteria as of the Termination Date as if Executive continued to provide services to the Company for twelve (12) months following the applicable Termination Date;

iv. subject to Executive's or, in the event of his death, his eligible dependents' timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), reimbursement of the monthly premiums payable by Executive or his eligible dependents to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of eighteen (18) months; and

v. in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of Base Salary in effect on the Termination Date until the earlier of (A) the 12-month anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company's long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the 12-month anniversary of the Termination Date will compensate Executive's estate the difference in net compensation.

c. Termination by the Company without Cause; by Executive with Good Reason. If Executive's employment is terminated by the Company without Cause as provided in Section 4.f, or Executive terminates his employment for Good Reason as provided in Section 4.d, then Executive shall be entitled to the following:

i. the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than thirty (30) days after the applicable Termination);

ii. severance in a single lump sum installment in an amount equal to two times (2x) the sum of (A) the Base Salary at the rate in effect on the Termination Date, plus (B) the target Annual Bonus for which Executive is eligible in the fiscal year in which the Termination Date occurs, or if, there is no Annual Bonus for which he is eligible in the fiscal year in which the Termination Date occurs, two times (2x) the Annual Bonus most recently paid to Executive, payable no later than thirty (30) days following the applicable Termination Date;

iii. a pro-rata portion of Executive's Annual Bonus, if any, for the fiscal year in which Executive's termination occurs (determined by multiplying the target amount of such bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company;

iv. vesting of all of Executive's outstanding equity-incentive awards subject to time-based vesting criteria as of the Termination Date;

v. subject to Executive's timely election of continuation coverage under COBRA, reimbursement of the monthly premiums payable by Executive or his eligible dependents to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of eighteen (18) months.

d. Change in Control.

i. If Executive's employment is terminated by the Company without Cause as provided in Section 4.f, or Executive terminates his employment for Good Reason as provided in Section 4.d, and such termination occurs (x) at the same time as, or within the 12-month period following, the consummation of a Change in Control or (y) within the 60-day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive's Termination Date, then Executive shall be entitled to the following:

1. the Accrued Obligations earned through the Termination Date (payable on or before the time required by law but in no event more than thirty (30) days after the applicable Termination);

2. severance in a single lump sum installment in an amount equal to two times (2x) the sum of (A) the Base Salary at the rate in effect on the Termination Date, plus (B) the target Annual Bonus for which Executive is eligible in the fiscal year in which the Termination Date occurs, or if, there is no Annual Bonus for which he is eligible in the fiscal year in which the Termination Date occurs, two times (2x) the Annual Bonus most recently paid to Executive, payable no later than thirty (30) days following

the Termination Date; *provided, however*, if either the Base Salary or Annual Bonus has been reduced within either sixty (60) days prior to a Change in Control or twelve (12) months following a Change in Control, then severance shall be based upon the previously highest Base Salary and highest Annual Bonus awarded to Executive;

3. a pro-rata portion of Executive's Annual Bonus, if any, for the fiscal year in which Executive's termination occurs (determined by multiplying the target amount of such bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company; *provided, however,* if there is no Annual Bonus for which he is eligible in the fiscal year of the Termination Date, then the award shall be based upon a pro rata share of the Annual Bonus most recently issued to Executive. If the Annual Bonus has been reduced within either sixty (60) days prior to a Change in Control or twelve (12) months following a Change in Control, then such pro-rata bonus shall be based upon the highest Annual Bonus previously awarded to Executive;

4. vesting of all of Executive's outstanding equity-incentive awards subject to time-based vesting criteria as of the Termination Date; and

5. subject to Executive's timely election of continuation coverage under COBRA, reimbursement of the monthly premiums payable by Executive or his eligible dependents to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of eighteen (18) months.

ii. For purposes of this Section 5.d, a "Change in Control" shall have occurred upon any of the following:

1. any person or entity or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of all its then outstanding voting securities;

2. a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

3. a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

4. individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual

who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

iii. Notwithstanding the terms of any employee compensation plan, if, as of the date of a Change in Control, Executive holds equity awards issued under such a plan that are not vested and, if applicable, exercisable, such equity awards shall become fully vested and, if applicable, exercisable, immediately prior to and conditioned upon the consummation of such Change in Control if the acquirer does not agree to assume or substitute for equivalent equity awards such outstanding unvested equity awards.

e. No Mitigation or Offset. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attribu table to any subsequent employment that Executive may obtain.

f. Effect of Termination on Officer and Board Positions. Any termination of Executive with respect to Executive's standing as an executive officer or Board Member must expressly designate which such role is subject to termination. The termination of Executive as an Officer will not thereby terminate Executive's Board status, if any, unless the termination so states, in which event Executive shall resign his Board position as a condition to receiving any of the payments set forth in this Section 5.

6. Section 409A Compliance.

a. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b. To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5:

i. Any termination of Executive's employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the

Company or any of its parents, subsidiaries or affiliates at the time Executive's employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on Executive's part, but shall only act as a delay until such time as a "separation from service" occurs.

ii. If Executive is a "specified employee" (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of Executive's death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive's death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

iii. It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate "payment" for purposes of Section 409A of the Code.

iv. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7. Excess Parachute Payments.

a. To the extent that any payment, benefit or distribution of any type to or for the benefit of Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of equity-based awards) (collectively, the "Total Payments") would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Executive receiving a net after tax amount that exceeds the net after tax amount Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made

furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of equity-based awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7.a shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

b. If the Total Payments to Executive are reduced in accordance with Section 7.a, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7.a, it is possible that Total Payments to Executive which will not have been made by the Company should have been made ("Underpayment") or that Total Payments to Executive which were made should not have been made ("Overpayment"). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event of an Overpayment, then Executive shall promptly repay to the Company the amount of any such Overpayment.

8. Confidentiality and Restrictive Covenants.

a. Covenant Against Disclosure. All Confidential Information (defined below) relating to the Business of the Company and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of Executive. Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information or trade secret to third parties except as required by law, with the limited qualification that in accordance with the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made either: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, "Confidential Information" includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Company and its affiliates hereto have relationships or conduct business that may be disclosed to Executive as part of Executive's employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Executive from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

b. Return of Company Documents. On the Termination Date or on any prior date upon the Company's written demand, Executive will return or destroy all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

c. Further Covenant. During the Term and through the first anniversary of the Termination Date, Executive shall not, directly or indirectly, take any of the following actions, and, to the extent Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with,

any business, Executive will use his best efforts to ensure that such business does not take any of the following actions:

i. persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

ii. solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the twelve (12) months prior to the termination of Executive's employment, in competition with the Company or its affiliates; or

iii. persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within one (1) year prior to the Termination Date.

9. Representations.

a. By Executive. Executive represents and warrants to the Company that he has the full legal right to enter into this Agreement and to perform all of his obligations hereunder and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

b. By the Company. The Company represents and warrants to Executive, as of the Effective Date, as follows:

i. The Company has the full legal right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the agreements contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and its Board of Directors and no other action on the part of the Company or its Board of Directors or shareholders is required in connection herewith. This Agreement and each other agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by operation of bankruptcy, insolvency, or similar law;

10. Waiver. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to Executive in his capacity as a director or officer of the Company, the Board has renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to Executive that may be considered a corporate opportunity of the Company, and Executive shall have no obligation to communicate, offer, or present any opportunity presented to Executive that may be considered a corporate opportunity of the Company (the "Renouncement"). As a result of such renouncement, and for the avoidance of doubt, Executive

shall have no duty to communicate or present such corporate opportunity to the Company and shall not breach any fiduciary or other duty to the Company by his pursuit of any such corporate opportunity. The Company acknowledges that the Renouncement is a material term of this Agreement and Executive is specifically relying on the Renouncement in agreeing to enter into this Agreement. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to Executive in his capacity as a director or executive officer of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by Executive that could be construed as a corporate opportunity of the Company.

11. Non-Disparagement. During the Term and through the second anniversary of the Termination Date, Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12. Indemnification and D&O Insurance.

a. Indemnification. During the Term and thereafter, the Company shall indemnify and hold Executive and Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive's service as an officer, director or employee, as the case may be, of the Company, or Executive's service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company's request, both prior to and after the Effective Date, and to promptly advance to Executive or Executive's heirs or representatives such expenses, including litigation costs and attorneys' fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive's behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive's right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company's expense by counsel selected by Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company's counsel and minimize the expense of such separate representation to the extent consistent with Executive's separate defense. This Section 12 shall continue in

effect after the termination of Executive's employment or the termination of this Agreement.

b. D&O Insurance. The Company shall maintain at the Company's expense directors and officers ("D&O") insurance coverage for claims and liability resulting from Executive's acts or omissions as an officer and/or director of the Company during Executive's employment with the Company and for a period of six (6) years thereafter. Such D&O coverage shall provide Executive with coverage at least to the same extent that it provides such coverage to its other directors and executive officers, have limits of no less than $10 million, and be provided by an insurance company rated "A" or higher, The Company shall also pay the deductible amount, if any, otherwise chargeable to the Executive

13. Disputes. Any dispute or controversy arising out of or relating to this Agreement or Executive's employment shall be brought solely in the state and federal courts located in the State and County of New York. BOTH THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW. In the event of any contest or dispute relating to this Agreement or the termination of Executive's employment hereunder, the non-prevailing party in any such contest or dispute shall be liable for the attorneys' fees and costs of the prevailing party.

14. Miscellaneous.

a. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

b. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of Executive's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

c. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

d. Survival. The provisions of this Agreement shall survive the termination of this Agreement or the termination of Executive's employment to the extent necessary to effectuate the terms contained herein.

e. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

f. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person, sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, or sent by email with a copy delivered subsequently by one of the aforementioned delivery methods, to the respective parties at the addresses set forth below or at such other address that a party may designate to the other in writing delivered in the manner required by this Section 14.f.

If to Executive: James Robertson
To the address set forth in the Company's records
Email: jrobertson@vincoventures.com

with a copy to: Martin LLP
333 Ludlow St.
Stamford, CT 06902
Attn: Kenneth J. Zinghini
Email: kzinghini@martinllp.net

If to Company: Vinco Ventures[1]
29 Aspen Park Blvd
Syracuse, NY 13057
Attention: [ ]
Email: [ ]

with a copy to: [ ]
Email: [ ]

g. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

h. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of New York for contracts to be performed in the State of New York and without giving effect to the conflict of laws principles of New York or any other State.

i. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signatures of the parties may be exchanged electronically, including via facsimile, .pdf, or other means of electronic transmission.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

[1] **Note to Company**: Please complete the Company/Counsel notice provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMPANY

VINCO VENTURES, INC.

By: ______________________
Name: Roderick Vanderbilt
Title: Chairman of the Board

EXECUTIVE

____
James Robertson

Schedule 1

Market Capitalization Milestones

If the Company's common stock is publicly traded during the Term and the market capitalization of the Company is, for ten (10) consecutive trading days during the Term, at or above the following milestones, Executive shall receive, within five business days following such 10th consecutive trading day, an Equity Award of RSUs that: (a) shall vest upon the later of January 31, 2025 and the end of the third full month following the date of the grant; and (b) upon the date of the grant, shall have an aggregate value equal to the amount set forth next to the market capitalization set forth next to the applicable milestone below based on the VWAP of one share of common stock on the Principal Market for the thirty trading days prior to the date of the grant:

Company Market Capitalization Milestone	Amount of Equity Award
$250,000,000	$2,500,000
$500,000,000	$3,500,000
$750,000,000	$5,000,000
$1,000,000,000	$7,000,000
$1,250,000,000	$10,000,000
Every additional $250,000,000 thereafter (cumulated with the applicable immediately preceding milestone).	$3,500,000

Each milestone above is a separate milestone for which Executive may earn the full amount of the applicable Equity Award. Executive will be entitled to earn the applicable Equity Award for each milestone only once. The Company's market capitalization for each applicable milestone and measurement period will be determined based on the market capitalization reported by Bloomberg LP.